June 23, 2005

Board of Directors

EP Global Communications, Inc.

c/o Exceptional Parent

551 Main Street

Johnstown, PA 15901

Re:

EP Global Communications, Inc.

Gentlemen:

This letter serves as my notification to the directors of EP Global Communications, Inc. of my resignation, effective immediately, from my position as a member of the Board of Directors of EP Global Communications, Inc.  I believe that I can better serve the company’s interests by severing my ties with it at this time and working independently on one or more projects which, if the company sees fit to do so in the future, could involve us in a joint venture to everyone’s benefit.

Very truly yours,

/S/ Edwin A. McCabe

Edwin A. McCabe